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                                                                   Exhibit 10.27

                                 LEASE ADDENDUM

This Lease Addendum refers to that Office Building Lease dated December 12th, 2000, by and between Sierra Pacific Properties, Inc., (hereinafter called "Landlord") and Ocular Sciences, Inc., a Delaware corporation, (hereinafter called "Tenant"), of said Premises at Concord Gateway Two, 1855 Gateway Boulevard, Suite 700, Concord, California.

         l. PREMISES: Suite 700, consisting of approximately 19,828 rentable square feet.

         2. COMMENCEMENT: The Commencement Date shall be scheduled for January 29th. 2001, or upon substantial completion of tenant improvements by Landlord if later. Tenant shall have a ten (10) day fixturization period prior to Commencement Date to install its cabling, office furniture and computers.

         3. RENTAL SCHEDULE: Years 1-3: $2.80 per sq. ft. per month ($55,518.40)
                             Years 4-5: $3.00 per sq. ft. per month ($59,484.00)
                             Years 6-7: $3.10 per sq. ft. per month ($61,466.80)

         4. OPERATING EXPENSES: Tenant's proportionate share is hereby mutually agreed to be 6.587%. Tenant shall pay to Landlord, as Additional Rent, the amount by which Tenant's share of Operating Expenses exceeds the 2001 Base Year as defined and further described in Article 5, "Additional Rent," and this attached Addendum to Lease.

         5. TENANT IMPROVEMENTS: Landlord shall provide a tenant improvement allowance of up to $15.00 per rentable square foot ($297,420.00) toward the construction of the tenant improvements in the Premises. Such tenant improvement allowance shall include the costs of related architectural, fire code, permit requirements and fees.

         6. PARKING: Tenant shall be allowed the use of up to fifty-nine (59) unreserved stalls in the project garage, at no cost during the initial 36 months of the Lease Term, and thereafter at the then-current monthly market rate in the Concord Gateway Two parking garage. Landlord reserves the right after the initial 36 months of Lease Term or any extension or renewal period to increase the monthly parking fees to market rates comparable with other Concord Class A office buildings. Landlord reserves the right to convert all or portions of the garage and Tenant parking to valet parking if usage deems necessary.

In addition, Tenant shall have the right to use up to twenty (20) additional unreserved stalls on the top level of the project garage on a valet-assist, first come first served basis, at the current daily rate of $2.00 per car per day.

         7. OPTION TO EXTEND TERM: Subject to the provisions of this Paragraph 7, Tenant shall have the option ("Option to Extend") to extend the Term of this Lease for one (1) additional sixty (60) month term (the "Extended Term"), on all of the same terms and conditions of the Lease except for the monthly Base Rent, provided that Tenant OR ITS PERMITTED ASSIGN A UNDER PARAGRAPH 23, has continuously operated its business in the Premises SUBJECT TO EVENTS OF FORCE MAJEURE AND THE PROVISIONS OF THE LEASE, and provided that no Event of Default or any even circumstance has occurred (WRITTEN NOTICE OF WHICH HAS BEERS PROVIDED TO TENANT) which with passage of time or the giving of notice or both would constitute an Event of Default ("Potential Default") shall exist under the Lease when Tenant exercises such right or on the commencement of the Extended Term. Tenant may exercise such right only by giving Landlord written notice of exercise, submitted by Tenant on Tenant's letterhead stationary, of such right no later than the date which is six (6) months and not sooner than nine (9) months prior to the


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expiration of the initial term of this Lease with respect to the Extended Term.
If Tenant fails (or is unable due to an Event of Default or Potential Default) to timely exercise such rights in accordance herewith, such rights shall terminate automatically without further action or notice required on the part of Tenant or Landlord.

Base Rent for the Extended Term shall be that amount equal to the Fair Market Rental Value for similar space determined as hereinafter provided. In no event shall the Base Rent for the Extended Term be less than the monthly rent paid by tenant in the last month of the Original Term.

The term "Fair Market Rental Value" as utilized in this Lease shall mean the prevailing Fair Market Rental Value of the space in question, on and subject to the covenants and agreements of this Lease and further based upon the then-current rent for comparable space in comparable buildings in the vicinity of the Demised Premises in the City of Concord, such valuation to consider such comparable buildings as if such are leased on comparable terms as of the commencement date of the extension in question with those leasehold improvements then in place as are then contained within the Demised Premises. Such Fair Market Rental Value shall include prevailing fixed and/or annual increases in the Base Rent. Calculation of square footage (if any), prorata share (if any), after-hours HVAC charges, Building hours, and parking allotment ratios and rates are subject to change during the extended term.

If Tenant gives notice of exercise of option to extend, Landlord shall submit to tenant in writing of Landlord's proposal as to the applicable Base Rent for the Extended Perm within twenty (20) days following Landlord's receipt of Tenant's option notice.

Within ten (10) days of such notice from Landlord, if Tenant should disagree with Landlord's proposal, Tenant shall so advise Landlord in writing and set forth Tenant's proposal as to the proper rental to cause rental for the Demised Premises to be not less than the Fair Market Rental Value. Absent such notice, Base Rent shall be established at the commencement of such Extended Term as proposed by Landlord.

If Tenant gives notice of a proposed Base Rent, Landlord may accept Tenant's proposal by written notice or seek to meet with Tenant in an attempt to arrive at a mutual agreement as to Base Rent. If Landlord and Tenant, within twenty
(20) days of the date of response by Tenant rejecting Landlord's proposal, shall not have agreed as to Base Rent for the Extended Term, then the determination of Base Rent shall be submitted for appraisal as provided below:

         A. If the Fair Market Rental Value is to be determined by appraisal, within 10 days after the expiration of the 20-day negotiation period, Landlord and Tenant shall each appoint a qualified M.A.I. real estate appraiser with experience in the San Francisco Bay Area, and give notice of such appointment to the other.

         B. Such appraisers shall, within 30 days after the appointment of the last of them to be appointed, complete their determination of Fair Market Rental Value based on the standards set forth in the definition of Fair Market Rental Value stated above, and submit their appraisal reports separately and in writing to Landlord and Tenant. If the valuations vary, by 5% or less from their arithmetic average, the Fair Market Rental Value shall be the arithmetic average of the two valuations. If the valuations vary by more than 5% from their arithmetic average, the two appraisers shall within 10 days after submission of the last appraisal report, appoint a third appraiser who shall be similarly qualified. If the two appraisers shall be unable to agree timely on the selection of a third appraiser then either appraiser, on behalf of both, may request such appointment by the American Arbitration Association.

         C. Such third appraiser shall, within 30 days after his or her appointment, make an independent determination or Fair Market Rental Value without reference to the reports of the other


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appraisers, and shall submit his or her appraisal report to Landlord and Tenant.
The Fair Market Rental Value shall be as determined by the third appraiser, unless it is less than the valuation set forth in the lower appraisal previously obtained, in which case the valuation set forth in the lower appraisal shall be controlling, or unless it is greater than the valuation set forth in the higher appraisal, in which case the valuation set forth in the higher appraisal shall be controlling.

         D. Landlord and tenant shall each pay the fee of their respective appraisers, and if a third appraiser is required, each party shall pay one-half of the third appraiser's fee.

         E. Should appraisal not be completed as necessary to determine the adjustment of Base Rent prior to commencement of the Extended Term, Base Rent shall be paid each month at the same rate as applicable to the last year of the initial Term for 30 days, then at the holdover rate specified in Paragraph 8 of the lease thereafter until adjusted Base Rent is determined, and if an increase or decrease is found due, the amount of such increase or decrease shall be paid to the party entitled thereto within thirty (30) days of notice of appraisal result being furnished to landlord and Tenant, such payment to e for a period from the commencement of the Extended Term for each monthly rental installation which became due prior to the date the notice of appraisal result was given.

         8. CONFLICT: This Lease Addendum is an integral part of the Lease attached. Should there be any conflict in the language between the Lease and this Lease Addendum, the language of this Lease Addendum shall prevail.

LANDLORD                                     TENANT

Sierra Pacific Properties, Inc.              Ocular Sciences, Inc.
a California corporation                     a Delaware corporation


By:                                          By:  /s/ S.B. Landman
     ----------------------------------           ------------------------------
      Thomas A. Seeno                        Its:  CFO
      President                                  -------------------------------

Date:                                        Date: 1/4/01
      ---------------------------------            -----------------------------
OR

By:  /s/ Albert D. Seeno
     ----------------------------------
      Albert D Seeno                         By:  /s/ J. Fruth
      Director                                  --------------------------------
                                             Its:  CEO
                                                 -------------------------------
Date: 12/20/00
     ----------------------------------
                                             Date: 1/4/01
                                                  ------------------------------
By:  /s/ Douglas W. Messner
     ----------------------------------
      Douglas W. Messner
      Vice President

Date: 12/20/00
      ---------------------------------
By:
     -----------------------------------
      Mark D. Wickham
      Vice President


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